Exhibit 99.1

UNITED INDUSTRIAL CORPORATION

Contact:	Stuart F. Gray
Treasurer
(410) 628-8686

UNITED INDUSTRIAL REPORTS

FINANCIAL RESULTS OF SECOND QUARTER 2006

Board of Directors Declares Dividend

HUNT VALLEY, MD, August 1, 2006 — United Industrial Corporation (NYSE: UIC) (the “Company”) today reported financial results for its second quarter ended June 30, 2006.  The continuing operations of the Company consist of two business segments: Defense and Energy. The Company designs, produces, and supports defense systems. Its products and services include unmanned aircraft systems, training and simulation systems, automated aircraft test and maintenance equipment, armament systems, logistical and engineering services, and other leading edge technology solutions for defense needs.  The Company also manufactures combustion equipment for biomass and refuse fuels.  The operations of the Defense and Energy segments are conducted principally through two wholly owned subsidiaries, AAI Corporation and its subsidiaries (“AAI”) and Detroit Stoker Company (“Detroit Stoker”), respectively.

Financial Results for the Second Quarter Ended June 30, 2006

Net sales for the second quarter of 2006 were $149.2 million, an increase of 24.4% over the second quarter of 2005.  The increase resulted primarily from support for a growing number of fielded Shadow® 200 Tactical Unmanned Aircraft Systems (“TUAS”) as well as higher production volume of these systems.

Operating income from continuing operations for the second quarter of 2006 increased 29.4% to $16.3 million, or 10.9% of sales, from $12.6 million, or 10.5% of sales, during the same period in 2005.  An increase in operating margins in the Energy segment in the second quarter of 2006 was partially offset by a decrease in operating margins in the Defense segment.  Further, the second quarter of 2006 includes stock based compensation expense of $0.8 million not included in the same period of 2005 resulting from the adoption of Statement of Financial Accounting Standard No. 123 Revised, Accounting for Stock Based Compensation (“SFAS 123R”) that was effective January 1, 2006.  The decrease in operating margins of the Defense segment was the result of higher pension expense of $0.7 million and product mix, in the second quarter of 2006 compared to the second quarter of 2005.  Further, the second quarter of 2005 experienced higher operating margins in the Defense segment on the initial full rate production contracts for the Shadow 200 TUAS due to production efficiencies realized and the favorable Joint Service Electronic Combat Systems Tester (“JSECST”) production programs.  These contracts were completed in 2005.

Net income from continuing operations for the second quarter of 2006 increased 27.4% to $10.6 million, or $0.74 per diluted share, from $8.3 million, or $0.60 per diluted share, during the same period in 2005.

Net income (including results of both continuing and discontinued operations) for the second quarter of 2006 increased 21.5% to $10.3 million, or $0.72 per diluted share, from $8.4 million, or $0.61 per diluted share, during the same period in 2005.

Financial Results By Operating Segment for the Second Quarter Ended June 30, 2006 - Continuing Operations

Defense Segment

Net sales from the Defense segment for the second quarter of 2006 increased 23.1% to $137.4 million from $111.6 million during the same period in 2005. The growth in net sales in the Defense segment was primarily related to the Shadow 200 TUAS program including a $10.0 million increase in Shadow 200 TUAS production volume, a $9.3 million increase in logistical support, and a $6.5 million increase in UAS engineering activities, and $2.8 million of other various increases, partially offset by a $2.8 million decrease in Test and Training.

The increased Shadow 200 TUAS production activity in 2006 was related to management’s decision to increase production capacity to address higher order volumes.  The increased Shadow 200 TUAS logistical support activity was due to the growing number of flight hours that resulted from an increasing number of fielded systems and utility, especially by those fielded by the U.S. Army in Operation Iraqi Freedom.

Operating income from the Defense segment for the second quarter of 2006 increased 15.3% to $13.5 million, or 9.8% of sales, from $11.7 million, or 10.5% of sales, during the same period in 2005. The decrease in the operating margin was largely due to higher pension expense of $0.7 million, resulting from greater employment and a lower discount rate used to calculate the present value of the pension obligation, and an increase in cost plus contracts, that generally result in lower operating margins than fixed price contracts, for the logistical support of a growing number of fielded TUAS.  Further, the second quarter of 2005 experienced higher operating margins due to production efficiencies realized on the initial full rate production contract for the TUAS and the favorable JSECST production programs.  These contracts were completed in 2005.

Energy Segment

Net sales from the Energy segment for the second quarter of 2006 increased 42.1% to $11.8 million from $8.3 million in the second quarter of 2005.  The increase was primarily driven by higher demand for its alternative fuel products, such as coal and wood burning stokers, in response to recent high and volatile prices for oil and natural gas.  Operating income from the Energy segment for the second quarter of 2006 increased 265.4% to $3.3 million, or 27.8% of sales, from $0.9 million, or 10.8% of sales, during the same period in 2005.  The operating margins improved as a result of restructuring activities completed in 2005.  The full benefits of the Energy segment’s restructuring plan including its outsourcing strategy for manufacturing activities were not fully realized until the fourth quarter of 2005.  Additionally, the economies of scale related to the higher sales volume levels in 2006, contributed to the increase in operating margin.

Financial Results for the Six Months Ended June 30, 2006

Net sales for the six months ended June 30, 2006 were $286.8 million, an increase of 26.1% over the same period in 2005.  The increase resulted primarily from support for a growing number of fielded Shadow 200 TUAS as well as higher production volume of these systems.

Operating income from continuing operations for the six months ended June 30, 2006 increased 26.5% to $31.4 million, or 11.0% of sales, from $24.9 million, or 10.9% of sales, during the same period in 2005.  An increase in operating margins in the Energy segment during the first six months of 2006 was partially offset by a decrease in operating margins in the Defense segment.  Further, the six months ended June 30, 2006 includes stock based compensation expense of $1.1 million not included in the same period of 2005 resulting from the adoption of SFAS 123R that was effective January 1, 2006.  The decrease in operating margins of the Defense segment was the result of higher pension expense of $1.5 million and product mix, in the six months ended June 30, 2006 compared to the six months ended June 30, 2005.  In the six months ended June 30, 2005 the Defense segment experienced higher operating margins on the initial full rate production contracts for the Shadow 200 TUAS due to production efficiencies realized and the favorable JSECST production programs.  These contracts were completed in 2005.

Net income from continuing operations for the six months ended June 30, 2006 decreased 7.2% to $19.4 million, or $1.43 per diluted share, from $20.9 million, or $1.44 per diluted share, during the same period in 2005.  The six months ended June 30, 2005 included a gain on sale of undeveloped property of $4.6 million, net of tax, or $0.30 per diluted share.

Net income (including results of both continuing and discontinued operations) for the six months ended June 30, 2006 decreased 10.9% to $18.8 million, or $1.39 per diluted share, from $21.1 million, or $1.45 per diluted share, during the same period in 2005.

The Company’s effective tax rate for the six months ended June 30, 2006, was 37.3% compared with 33.4% for the same period in 2005.  This was primarily the result of permanent differences fluctuations, including those related to the stock based compensation expense taken in 2006, and domestic production activity deductions.

Financial Results By Operating Segment for the Six Months Ended June 30, 2006 - Continuing Operations

Defense Segment

Net sales for the six months ended June 30, 2006 increased 25.7% to $266.1 million from $211.8 million during the same period in 2005. The growth in net sales in the Defense segment was primarily related to the Shadow 200 TUAS program including a $23.8 million increase in logistical support, a $19.6 million increase in Shadow 200 TUAS production volume, and a $11.3 million increase in UAS engineering activities, a $3.1 million increase generated by ESL, and $3.6 million of other various increases, partially offset by a $7.1 million decrease in Test and Training.

The increased Shadow 200 TUAS production activity in 2006 was related to management’s decision to increase production capacity to address higher order volumes.  The increased Shadow 200 TUAS logistical support activity was due to the growing number of flight hours that resulted from an increasing number of fielded systems and utility, especially by those fielded by the U.S. Army in Operation Iraqi Freedom.

Operating income for the six months ended June 30, 2006 increased 14.0% to $27.1 million, or 10.2% of sales, from $23.8 million, or 11.2% of sales, during the same period in 2005. The decrease in the operating margin was largely due to higher pension expense of $1.5 million, resulting from greater employment and a lower discount rate used to calculate the present value of the pension obligation, and an increase in cost plus contracts, that generally result in lower operating margins than fixed price contracts, for the logistical support of a growing number of fielded TUAS.  Further, the six months ended June 30, 2005 experienced higher operating margins due to production efficiencies realized on the initial full rate production contract for the TUAS and the favorable JSECST production program.  These contracts were completed in 2005.

Energy Segment

Net sales for the six months ended June 30, 2006 increased 32.0% to $20.7 million from $15.7 million in the same period of 2005.  The increase was primarily driven by higher demand for its alternative fuel products, such as coal and wood burning stokers, in response to recent high and volatile prices for oil and natural gas.  Operating income from the Energy segment increased 397.7% to $5.0 million, or 24.1% of sales, from $1.0 million, or 6.4% of sales, during the same period in 2005.  The operating margins improved as a result of restructuring activities completed in 2005.  The full benefits of the Energy segment’s restructuring plan including its outsourcing strategy for manufacturing activities were not fully realized until the fourth quarter of 2005.  Additionally, the economies of scale related to the higher sales volume levels in 2006, contributed to the increase in operating margin.

Financial Results for Discontinued Operations

The loss from the Company’s discontinued transportation operations in the second quarter of 2006 was $0.3 million net of tax benefit, or $0.02 per diluted share, compared to income of $0.1 million, net of tax, or $0.01 per diluted share, during the same period in 2005.

The loss from the Company’s discontinued transportation operations in the six months ended June 30, 2006 was $0.6 million, net of tax benefit, or $0.04 per diluted share, compared to income of $0.2 million, net of tax, or $0.01 per diluted share, during the same period in 2005.

With respect to its investment in Electric Transit, Inc., as of April 2006, the Company’s subsidiary, AAI, satisfied all remaining guaranty obligations.  The majority of remaining expenses are attributable to ongoing litigation involving AAI’s claims under a labor and materials bond.

Funded New Orders and Funded Backlog

During the second quarter of 2006, the Company received $259.9 million of funded new orders for products and services, an increase of $35.3 million, or 15.7%, compared to $224.6 million during the same period in 2005. The orders in 2006 included $252.2 million in the Defense segment and $7.7 million in the Energy segment.

During the six months ended June 30, 2006, the Company received $443.1 million of funded new orders for products and services, an increase of $122.7 million, or 38.3%, compared to $320.4 million during the same period in 2005. The orders in 2006 included $419.3 million in the Defense segment and $23.8 million in the Energy segment.

Funded backlog for the Company’s continuing operations was $653.0 million at June 30, 2006, an increase of $157.1 million, or 31.7%, from $495.9 million at December 31, 2005.

The Company’s funded new orders in the second quarter of 2006 included among others the following awards:

Unmanned Aircraft Systems

•                  $118.1 million for the continuation and expansion of the Shadow 200 TUAS logistical support activities for delivered Shadow 200 TUAS systems including systems deployed in Operation Iraqi Freedom;

•                  $87.2 million from the U.S. Army for the production of nine additional Shadow 200 TUAS.

Services

•                  $10.9 million C-17 Aircraft Maintenance Trainer Upgrade;

•                  $10.1 million for Biological Detection Systems contractor logistic support;

•                  $7.0 million T-25 Aircraft Simulator for Electronic Combat Training refresh.

Acquisition

On June 19, 2006, the Company acquired Aerosonde Pty Ltd. and Aerosonde North America, Inc. in stock purchase transactions for an aggregate purchase price of $6.6 million, net of cash acquired, with additional consideration payable upon the achievement of certain milestones.  Aerosonde Pty Ltd. is a Victoria, Australia-based manufacturer and developer of Unmanned Aircraft Vehicles (“UAV”).  Aerosonde North America operates the Aerosonde UAV in support of research and development and weather forecasting requirements of U.S. based customers.  The operating results of Aerosonde have been included in the consolidated financial statements of the Company since June 19, 2006.

Dividend Declaration

The Company also announced today that its Board of Directors has declared a dividend of $0.10 a share on its Common Stock, payable August 18, 2006 to stockholders of record at the close of business on August 11, 2006.

Conference Call Webcast

The Company will hold a simultaneous conference call and audio Webcast on Tuesday, August 1, 2006, at 10:00 a.m. (ET), to discuss financial results for its second quarter ended June 30, 2006.  A live webcast of the call will be accessible for all interested parties in the Investor Relations section on the Company’s website, www.unitedindustrial.com, or on www.earnings.com.  Following the call, the webcast will be archived for a period of approximately three months and available at www.unitedindustrial.com or at www.earnings.com.

Use of Non-GAAP Measures

In addition to disclosing financial results that are determined in accordance with accounting principles generally accepted in the United States of America (“GAAP”), the Company discloses EBITDA (earnings before interest, taxes, depreciation, and amortization), which is a non-GAAP measure.  In addition, the Company discloses Free Cash Flow, a non-GAAP measure, which equals net cash provided by operating activities less net cash used in acquiring property and equipment, net of retirements.  The Company believes EBITDA and Free Cash Flow are used by some investors, analysts, lenders and other parties to measure the Company’s performance over time.  Management believes that providing this additional information is useful to understanding the Company’s ability to meet capital expenditures and working capital requirements and to better assess and understand operating performance.  The measures allow investors, analysts, lenders and other parties to better evaluate the Company’s financial performance and prospects in the same manner as management.  Because the Company’s methods for calculating such non-GAAP measures may differ from other companies’ methods, such non-GAAP measures presented may not be comparable to similarly titled measures reported by other companies.  Such measures are not recognized in accordance with GAAP, and the Company does not intend for this information to be considered in isolation or as a substitute for GAAP measures.  Reconciliations from non-GAAP reported measures described in this press release to GAAP reported results are provided in the financial tables attached to this press release.

Forward-Looking Information

Except for the historical information contained herein, information set forth in this press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” and variations of such words and similar expressions that indicate future events and trends are intended to identify such forward-looking statements which include, but are not limited to, projections of revenues, earnings, segment performance, cash flows and contract awards.  These forward-looking statements are subject to risks and uncertainties, which could cause the Company’s actual results or performance to differ materially from those expressed or implied in such statements.  The Company makes no commitment to update any forward-looking statement or to disclose any facts, events, or circumstances after the date hereof that may affect the accuracy of any forward-looking statement.  For additional information about the Company and its various risk factors, please see the Company’s most recent Annual Report on Form 10-K and other documents as filed with the Securities and Exchange Commission.

United Industrial Corporation & Subsidiaries
Consolidated Earnings Per Share
(Unaudited)

Basic earnings per share for all periods presented was computed by dividing net earnings for the respective period by the weighted average number of shares of the Company’s par value $1.00 per share common stock (“Common Stock”) outstanding during the period.  Diluted earnings per share was computed by dividing (i) net earnings during the period, adjusted to add back the after-tax interest and other charges incurred on the Company’s $120,000,000 aggregate principal amount of 3.75% convertible senior notes due September 15, 2024 (“3.75% Convertible Senior Notes”), by (ii) the weighted average number of shares of Common Stock outstanding during the period, adjusted to add the weighted average number of potential dilutive common shares that would have been outstanding upon the assumed exercise of stock options using the treasury stock method and conversion of the 3.75% Convertible Senior Notes for Common Stock.

Basic and diluted earnings per share amounts for continuing operations were computed as follows:

	Three Months Ended June 30,
	2006			2005
(Dollars in thousands, except per share data)	Earnings	Shares	Per Share	Earnings	Shares	Per Share
Basic Earnings Per Share
Income from continuing operations	$10,573	11,400,448	$0.93	$8,301	12,077,612	$0.69
Effect of Dilutive Securities
Stock Options	—	399,259		—	410,267
3.75% Convertible Senior Notes	492	3,058,356		989	3,058,356
Diluted Earnings Per Share
Income from continuing operations	$11,065	14,858,063	$0.74	$9,290	15,546,235	$0.60

	Six Months Ended June 30,
	2006			2005
(Dollars in thousands, except per share data)	Earnings	Shares	Per Share	Earnings	Shares	Per Share
Basic Earnings Per Share
Income from continuing operations	$19,428	11,345,420	$1.71	$20,925	12,196,224	$1.72

Effect of Dilutive Securities
Stock Options	—	416,578		—	426,328
3.75% Convertible Senior Notes	1,802	3,058,356		1,596	3,058,356
Diluted Earnings Per Share
Income from continuing operations	$21,230	14,820,354	$1.43	$22,521	15,680,908	$1.44

United Industrial Corporation & Subsidiaries
Consolidated Statements of Operations
(Dollars in Thousands)
(Unaudited)

	Three Months Ended June 30,		2006 vs 2005 Increase/(Decrease)
	2006	2005	Amount	%
Net sales	$149,215	$119,928	$29,287	24.4
Operating costs and expenses	132,890	107,312	25,578	23.8
Total operating income	16,325	12,616	3,709	29.4
Non-operating income and (expense)
Interest income	1,092	698	394	56.4
Interest expense	(1,442)	(1,390)	(52)	(3.7)
Income from equity investment in joint venture	168	38	130	342.1
Other income, net	605	215	390	181.4
	423	(439)	862	196.4
Income from continuing operations before taxes	16,748	12,177	4,571	37.5
Provision for income taxes	6,175	3,876	2,299	59.3
Income from continuing operations	10,573	8,301	2,272	27.4
(Loss) income from discontinued operations, net of taxes	(314)	145	(459)	(316.6)
Net income	$10,259	$8,446	$1,813	21.5

	Six Months EndedJune 30,		2006 vs 2005 Increase/(Decrease)
	2006	2005	Amount	%
Net sales	$286,834	$227,476	$59,358	26.1
Operating costs and expenses	255,397	202,622	52,775	26.0
Total operating income	31,437	24,854	6,583	26.5
Non-operating income and (expense)
Interest income	2,181	1,749	432	24.7
Interest expense	(2,825)	(3,218)	393	(12.2)
Gain on sale of property	—	7,152	(7,152)	(100.0)
Income from equity investment in joint venture	213	52	161	309.6
Other (loss) income, net	(15)	837	(852)	(101.8)
	(446)	6,572	(7,018)	(106.8)
Income from continuing operations before taxes	30,991	31,426	(435)	(1.4)
Provision for income taxes	11,563	10,501	1,062	10.1
Income from continuing operations	19,428	20,925	(1,497)	(7.2)
(Loss) income from discontinued operations, net of taxes	(601)	193	(794)	(411.4)
Net income	$18,827	$21,118	$(2,291)	(10.9)

UNITED INDUSTRIAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED CONDENSED BALANCE SHEETS
(Dollars in thousands)

	June 30, 2006	December 31, 2005
ASSETS	(Unaudited)
Current assets:
Cash and cash equivalents	$91,101	$77,496
Marketable equity securities	—	11,617
Deposits and restricted cash	—	4,810
Trade receivables, net	97,416	69,284
Inventories	33,331	23,603
Prepaid expenses and other current assets	9,813	9,244
Assets of discontinued operations	12,532	12,428
Total current assets	244,193	208,482
Marketable equity securities	7,888	—
Deferred income taxes	13,526	12,835
Intangible assets, net	10,285	7,946
Goodwill	7,365	3,607
Other assets	6,336	6,602
Insurance receivable - asbestos litigation	20,186	20,186
Property and equipment — net	42,925	44,743
Total assets	$352,704	$304,401

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$995	$964
Accounts payable	37,994	25,787
Accrued employee compensation and taxes	14,615	17,290
Other current liabilities	38,816	20,147
Liabilities of discontinued operations	12,583	13,287
Total current liabilities	105,003	77,475
Long-term debt	120,050	120,723
Post-retirement benefit obligation other than pension	18,918	19,409
Minimum pension liability	32,329	28,448
Accrual for asbestos obligations	31,450	31,450
Other liabilities	1,844	1,374
Total liabilities	309,594	278,879
Shareholders’ equity:
Preferred stock, par value $1.00 per share; 1,000,000 shares authorized;
none issued and outstanding	—	—
Common stock, par value $1.00 per share; 30,000,000 shares authorized;
11,420,539 and 11,279,379 shares outstanding at June 30, 2006
and December 31, 2005, respectively (net of shares in treasury)	14,374	14,374
Additional capital	84,910	83,799
Retained earnings	56,276	39,724
Treasury stock, at cost; 2,953,609 and 3,094,769 shares at
June 30, 2006 and December 31, 2005, respectively	(73,362)	(76,868)
Accumulated other comprehensive loss, net of tax	(39,088)	(35,507)
Total shareholders’ equity	43,110	25,522
Total liabilities and shareholders’ equity	$352,704	$304,401

United Industrial Corporation & Subsidiaries
Statements of Consolidated Cash Flows
(Dollars in Thousands)
(Unaudited)

	Six Months Ended June 30,
	2006	2005
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$18,827	$21,118
Adjustments to reconcile net income to net cash provided by operating activities:
Loss (income) from discontinued operations, net of tax	601	(193)
Debt issuance cost and deferred financing fees	644	491
Depreciation and amortization	5,448	4,010
Stock based compensation	1,144	—
Gain on sale of property	—	(7,152)
Deferred income tax (benefit) provision	(636)	2,816
Income from equity investment in joint venture	(213)	(52)
Excess tax benefit from stock based compensation	(1,059)	—
Other, net	346	(1,309)
Changes in operating assets and liabilities:
Increase in trade receivables	(28,132)	(12,670)
(Increase) decrease in inventories	(9,478)	12,362
Decrease in prepaid expenses and other current assets	238	3,030
Increase (decrease) in accounts payable, accruals, and other current liabilities	31,995	(1,199)
Net cash provided by operating activities from continuing operations	19,725	21,252
Net cash used in operating activities by discontinued operations	(1,409)	(2,596)
Net cash provided by operating activities	18,316	18,656

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(3,526)	(12,591)
Proceeds from sale of available for sale securities	—	124,626
Purchase of marketable equitable securities	—	(12,684)
Business acquisition, net of cash acquired	(6,556)	(9,883)
Proceeds from sale of property	—	7,555
Net cash (used in) provided by investing activities	(10,082)	97,023

CASH FLOWS FROM FINANCING ACTIVITIES:
Repayment of long-term debt	(642)	(638)
Repayment of collateral received in securities lending transaction	—	(124,619)
Proceeds from exercise of stock options	2,414	1,208
Excess tax benefit from stock based compensation	1,059	—
Purchase of treasury shares	—	(24,978)
Decrease in deposits and restricted cash	4,810	29,046
Dividends paid	(2,270)	(2,465)
Net cash provided by (used in) financing activities	5,371	(122,446)

Increase (decrease) in cash and cash equivalents	13,605	(6,767)
Cash and cash equivalents at beginning of period	77,496	80,679
Cash and cash equivalents at end of period	$91,101	$73,912

United Industrial Corporation & Subsidiaries
Results By Operating Segment
(Dollars in Thousands)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005
Net sales
Defense	$137,400	$111,614	$266,101	$211,771
Energy	11,815	8,314	20,733	15,705
	$149,215	$119,928	$286,834	$227,476

Operating income (loss) from continuing operations:
Defense	$13,487	$11,701	$27,142	$23,819
Energy	3,285	899	4,992	1,003
Other	(447)	16	(697)	32
	$16,325	$12,616	$31,437	$24,854

Funded New Orders
Defense	$252,191	$215,286	$419,269	$300,851
Energy	7,694	9,273	23,838	19,542
	$259,885	$224,559	$443,107	$320,393

	June 30,	December 31,
	2006	2005
Funded backlog
Defense	$641,584	$487,366
Energy	11,460	8,499
	$653,044	$495,865

United Industrial Corporation & Subsidiaries
Non-GAAP Financial Data
(Dollars in Thousands)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005
EBITDA (continuing operations):
Defense	$16,212	$14,094	$32,694	$35,403
Energy	3,342	942	5,091	1,153
Other	178	(101)	(702)	349
	19,732	14,935	37,083	36,905
Add (deduct):
Depreciation and amortization	(2,634)	(2,066)	(5,448)	(4,010)
Interest (expense) income, net	(350)	(692)	(644)	(1,469)
Provision for income taxes	(6,175)	(3,876)	(11,563)	(10,501)
Income from continuing operations	$10,573	$8,301	$19,428	$20,925

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005
Free cash flow (continuing operations):
Cash provided by operating activities	$11,369	$4,726	$19,725	$21,252
Purchases of property and equipment	(2,060)	(4,597)	(3,526)	(12,591)
Proceeds from sale of property	—	—	—	7,555
Free cash flow continuing operations	$9,309	$129	$16,199	$16,216